3 Year Dual Directional Barrier Securities Linked to the Worst of INDU, NDX and RTY $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 $2,000 -100% -75% -50% -25% 0% 25% 50% 75% 100% Payment at Maturity Underlying Return The Worst Performing Underlying The Securities Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Dow Jones Industrial Average TM (ticker: “INDU”), Nasdaq - 100 Index ® (ticker: “NDX”) and Russell 2000 ® Index (ticker: “RTY”) Pricing date: December 22, 2022 Valuation date: December 22, 2025 Maturity date: December 26, 2025 Upside return amount: $1,000 × the underlying return of the worst performer × the participation rate Participation rate: At least 106.00%* Absolute return amount: $1,000 × the absolute value of the underlying return of the worst performer Worst performer: The underlying with the lowest underlying return Final barrier value: For each underlying, 60.00% of its initial underlying value CUSIP / ISIN: 17330YLS7 / US17330YLS71 Initial underlying value: For each underlying, t he closing value of the underlying on the pricing date Final underlying value: For each underlying, the underlying on the valuation date Underlying return: For each underlying, (Final underlying value - initial underlying value) / initial underlying value Payment at Maturity: • If the final underlying value of the worst performer is greater than or equal to its initial underlying value: $1,000 + the upside return amount • If the final underlying value of the worst performer is less than its initial underlying value but greater than or equal to its final barrier value: $1,000 + the absolute return amount • If the final underlying value of the worst performer is less than its final barrier value: $1,000 + ($1,000 × the underlying return of the worst performer) If the final underlying value of the worst performer is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated November 29, 2022 * The actual participation rate will be determined on the pricing date. ** The hypotheticals assume that the participation rate will be set at the lowest value indicated in this offering summary. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment at Maturity** Hypothetical Worst Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity C 75.00% 79.50% $1,795.00 50 .0 0% 53.00% $1,530.00 25.00% 26.50% $1,265.00 5.00% 5.30% $1,053.00 B 0.00% 0.00% $1,000.00 - 5.00% 5.00% $1,050.00 - 40.00% 40.00% $1,400.00 A - 40.01% - 40.01% $599.90 - 50.00% - 50.00% $500.00 - 100.00% - 100.00% $0.00 B C A

Selected Risk Considerations • You may lose a significant portion of your investment. If the final underlying value of the worst performer is less than its final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer has depreciated from its initial underlying value to its final underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential for positive return from depreciation of the worst performer is limited. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings. • The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship between the underlyings. • You will not receive dividends or have any other rights with respect to the underlyings. • Your payment at maturity depends on the closing value of the worst performer on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.